UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d)
OF THE SECURITIES AND EXCHANGE ACT OF 1934

Date of Report (Date of Earliest Event Reported): November 20, 2012

ACCELERATED ACQUISITIONS XXI, INC.
(Exact name of registrant as specified in its charter)

Delaware	000-54613	45-4511132
(State of Incorporation)	(Commission File No.)	(IRS Employer ID No.)

1840 Gateway Drive, Suite 200, Foster City, California	94404
Address of Principal Executive Offices	Zip Code

Registrant’s Telephone Number, Including Area Code: 650-283-2653

N/A
Former Address of Principal Executive Offices

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

ITEM 1.01	ENTRY INTO A MATERIAL DEFINITIVE AGREEMENT

Stock Sale

On November 16, 2012, Helios Energia Limited (“Purchaser”) agreed to acquire 23,350,000 shares of the Company’s common stock par value $0.0001 for a price of $0.0001 per share.  At the same time, Accelerated Venture Partners, LLC agreed to tender 3,500,000 of their 5,000,000 shares of the Company’s common stock par value $0.0001 for cancellation.  Following these transactions, Helios Energia Limited owned approximately 94% of the Company’s 24,850,000 issued and outstanding shares of common stock par value $0.0001 and the interest of Accelerated Venture Partners, LLC was reduced to approximately 6% of the total issued and outstanding shares.  Simultaneously with the share purchase, Timothy Neher resigned from the Company’s Board of Directors and Florencio Cabrera F. de Teresa was simultaneously appointed to the Company’s Board of Directors.  Such action represents a change of control of the Company.

The Purchaser used their working capital to acquire the Shares. The Purchaser did not borrow any funds to acquire the Shares.

Prior to the purchase of the shares, the Purchaser was not affiliated with the Company. However, the Purchaser will be deemed an affiliate of the Company after the share purchase as a result of their stock ownership interest in the Company.

The purchase of the shares by the Purchaser was completed pursuant to written Subscription Agreements with the Company.  The purchase was not subject to any other terms and conditions other than the sale of the shares in exchange for the cash payment.

Concurrent with the sale of the shares, the Company will file a Certificate of Amendment to its Certificate of Incorporation with the Secretary of State of Delaware in order to change its name to “Helios Energia, Inc.”.

On November 20, 2012, the Company entered into a Consulting Services Agreement with Accelerated Venture Partners LLC (“AVP”), a company controlled by Timothy J. Neher.  The agreement requires AVP to provide the Company with certain advisory services in consideration of (a) an option granted by the company to AVP to purchase 1,500,000 shares of the company’s common stock at a price of $0.0001 per share (which was immediately exercised by the holder) subject to a repurchase option granted to the company to repurchase the shares in the event the Company fails to complete funding as detailed in the agreement and (b) cash compensation at a rate of $75,000 per month.  The payment of such compensation is subject to the company’s achievement of certain designated milestones detailed in the agreement and a company option to make a lump sum payment to AVP in lieu of all amounts payable thereunder.

ITEM 5.01	CHANGES IN CONTROL OF REGISTRANT

See response to Item 1.01.

ITEM 5.02	DEPARTURE OF DIRECTORS OR PRINCIPAL OFFICERS; ELECTION OF DIRECTORS; APPOINTMENT OF PRINCIPAL OFFICERS

Resignation and Appointment of Director and Principal Officers.

On November 16, 2012, concurrent with the consummation of the share purchase by the Purchaser, Timothy Neher submitted his resignation as President, Secretary and Treasurer and a director of the Company.  Simultaneously, the Board appointed and elected Florencio Cabrera F. de Teresa to the office of Chief Executive Officer, President, Secretary, Treasurer and a director of the Company.

Florencio Cabrera F. de Teresa is Founder and Senior Managing Director of Helios Energia (Sistemas Ambientales Avanzados EOS, SAPI de C.V.) since 2011. He is also an Advisory Partner at Claridge Capital Partners, LLP.  Mr. Cabrera de Teresa has 20 years of experience in finance, private placement transactions, strategic advisory and high-tech companies.  From 2008 to 2011, he was Founder, Managing Director and Principal of Consulthink, N.A. Previously, from 2006 to 2008, he was Managing Director and Partner with Vintage Partners in Mexico. From 2003 to 2006, he was the Founder of Light Modulation, Inc., a high-tech venture in wireless optical broadcasting, from where he holds one U.S. patent. Prior to that, from 1996 to 2003, he was vice-president, Latin America for GEM-Dolphin in New York. From 1992 to 1996, he was a Financial Analyst and Operations Manager for Debt Arbitrage at The Chase Manhattan Bank in New York. He holds a BBA in Finance and Management Information Systems from Baylor University.

ITEM 9.01.	EXHIBITS

(d)	Exhibits

Number	Description

10.1	Subscription Agreement, dated as of November 16, 2012 by and among Accelerated Acquisitions XXI, Inc. and Helios Energia Limited.

10.2	Letter dated November 16, 2012, from Accelerated Venture Partners to Accelerated Acquisitions XXI, Inc. regarding the tender of shares for cancellation.

10.3	Letter of resignation tendered by Timothy Neher on November 16, 2012.

10.4	2012 Employee, Director and Consultant Stock Plan

10.5	Consulting Agreement dated as of November 20, 2012 by and among Accelerated Acquisitions XXI, Inc. and Accelerated Venture Partners LLC

SIGNATURES

Pursuant to the requirements of the Securities and Exchange Act of 1934, the Company has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: November 20, 2012.

ACCELERATED ACQUISITIONS XXI, INC.

/s/ Florencio Cabrera F. de Teresa
Florencio Cabrera F. de Teresa
President and CEO